Exhibit 99.1

Virgin Media Announces Early Tender Results for the Tender Offer for 9.50% Senior Notes and the Successful Closing of $500 Million Senior Notes Offering

LONDON, March 13, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced the early tender results of its previously announced cash tender offer by its subsidiary Virgin Media Finance PLC (the “Issuer”) to purchase up to $500 million aggregate principal amount of its outstanding dollar-denominated 9.50% Senior Notes due 2016 (the “2016 Notes”). The Issuer has not made an offer for any of its euro-denominated 9.50% Senior Notes due 2016.

The table below sets forth the results of the tender offer for the 2016 Notes, according to information provided by the Information and Tender Agent, as of the early tender deadline of 5:00 p.m., New York City time, on March 12, 2012. As the aggregate principal amount of 2016 Notes tendered exceeds the maximum tender amount, the amount of 2016 Notes accepted for purchase will be prorated pursuant to the terms of the Offer to Purchase.

Description of Notes	CUSIP/ISIN	Outstanding Principal Amount	Amount of Notes Tendered	Approximate Percentage of Notes Tendered
Dollar-denominated 9.50% Senior Notes due 2016	92769VAA7/ US92769VAA70	$1,350,000,000	$852,392,000	63%

The tender offer expires at 11:59 p.m., New York City time, on March 26, 2012. The early tender deadline, which was also the withdrawal deadline, has passed. As a result, validly tendered notes may no longer be withdrawn or revoked and holders who validly tender additional notes prior to the expiration time will receive $1,120 per $1,000 principal amount of 2016 Notes.

The terms and conditions of the tender offer, including the proration described above, can be found in the Offer to Purchase dated February 28, 2012 and the related Letter of Transmittal.

Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as Dealer Managers for the tender offer. The Information and Tender Agent for the tender offer is Lucid Issuer Services Limited. Holders with questions about the tender offer should contact the Dealer Managers or the Information and Tender Agent. Requests for copies of the Offer to Purchase or the Letter of Transmittal should be directed to the Information and Tender Agent at virginmedia@lucid-is.com. Any questions or requests for assistance may be directed to the Dealer Managers at the addresses and telephone numbers set forth herein.

None of Virgin Media, the Issuer, the Dealer Managers or the Information and Tender Agent is making any recommendations to holders of 2016 Notes as to whether to tender or refrain from tendering their 2016 Notes in the tender offer. Holders of 2016 Notes must decide how many 2016 Notes they will tender, if any.

Virgin Media also announced today the closing of the Issuer’s previously announced offering of $500 million aggregate principal amount of 5.25% senior notes due 2022 (the “2022 Notes”) by the Issuer. The 2022 Notes are guaranteed by Virgin Media and certain of Virgin Media’s subsidiaries, rank pari passu with the Issuer’s outstanding senior notes due in 2016 and 2019 and are be effectively subordinated to any secured indebtedness of the Issuer.

Virgin Media intends to use the net proceeds from the 2022 Notes offering to repurchase the portion of its 2016 Notes that are validly tendered in connection with the Issuer’s tender offer or to repurchase, redeem or repay any other indebtedness, and to pay related fees and expenses.

This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offer is made solely pursuant to the Offer to Purchase dated February 28, 2012 and the related Letter of Transmittal. A registration statement relating to the 2022 Notes became effective on February 27, 2012, and the 2022 Notes offering was made by means of a prospectus supplement.

The Dealer Managers for the Offer to Purchase are:

Deutsche Bank Securities Inc. 60 Wall Street New York, New York 10005 Attn: Liability Management Group Collect: (212) 250-7527 Toll-free: (855) 287-1922	Goldman, Sachs & Co. 200 West Street New York, NY 10282 Attn: Liability Management Group Collect: (212) 357-4692 Toll-free: (800) 828-3182

Forward-Looking Statements

Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under ‘Risk Factors’ in the prospectus supplement and elsewhere in Virgin Media’s annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:

Virgin Media Investor Relations

Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk

Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk

Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts

At Tavistock Communications, Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk